**Park Seo-Bo** (b. 1931 )



Park Seo-Bo's Écriture series is his most famous and commercially desirable series. Eight of the Artist's top ten auction records are large format examples from the Écriture series—with some works achieving prices at auction in excess of $1.5M.

INVESTMENT THESIS

Initial Offering Price
$1,010,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$1.0m
$0.5m
$0.0m
05
08
11
14
17
20
23

Price Appreciation of Similar Works
18.8%

| | |
|---|---|
| Sharpe Ratio (2005-2020) | watch video |
| Park Seo-Bo | Not enough data |
| All Art | 0.54 |
| S&P 500 | 0.58 |

41% Progress

INVEST NOW

## Park Seo-Bo
(b. 1931 )

**Why we like this offering**

1. Park Seo-Bo (b. 1931, Yé-Cheon, South Korea) was a contemporary Korean artist recognized internationally as a founding member of the Dansaekhwa monochrome movement, a postwar Korean art movement that draws from European and American abstraction as well as traditional Korean culture to create tactile, minimalist compositions.
2. Park Seo-Bo's Écriture series, or Myobop in Korean, is his most famous and commercially desirable series. As its title suggests, Écriture reflects on drawing and writing techniques as well as the more religious connotations of the word "scripture," specifically as it relates to ancient Buddhist scriptures in Korea.
3. Park Seo-Bo began his Écriture series in 1967 and creates his paintings by repeatedly incising pencil lines into a freshly painted monochrome canvas. He is interested in the tensions and harmonies that arise between different materials on a canvas.
4. The Artwork features twelve horizontal rows of undulating pencil markings. The pencil tip creates a subtle groove in the off-white painted background so the natural hemp canvas peeks through.
5. Artworks from the Écriture series account for all ten of the artist's top ten price records at auction.
6. Artworks similar in size and subject have achieved auction records surpassing one million dollars, led by Écriture No. 45-75 (1975), which sold for $1,212,500 at Sotheyby's in May 2017, Ecriture No. 5-80 (1980), which sold for $1,162,178 at Sotheby's Hong Kong in March 2018, and Ecriture No. 222-85 (1985), which sold for $1,093, 070 at Sotheby's Hong Kong in October 2016.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*

**Artist Metrics**

| 2022 Total Auction Sales | 2022 Auction Lots Sold | All Time Record Price |
|---|---|---|
| $2,385,265 | 16 | $2,141,090 |

Turnover by Year


5.2M
3.9M
2.6M
1.3M
11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned


Sold
Unsold
20
15
10
5
11
12
13
14
15
16
17
18
19
20
21
22

| | |
|---|---|
| Initial Offering Price | $1,010,000 |
| Offering Circular | sec.gov/edgar |

**Painting**





**About Park Seo-Bo**

Park Seo-Bo (B. 1931) is a renowned South Korean contemporary artist and pioneer of the Dansaekhwa movement. His abstract works are a fusion of traditional Korean aesthetics and modern abstraction. Park's innovative approach emphasizes repetitive lines and minimalist palettes, and has left an indelible mark on global art.

INVEST NOW

# PARK SEO-BO

b. 1931 SOUTH KOREA



**$1,010,000**
INITIAL OFFERING

**18.8%**
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

**25.6%**
ANNUAL APPRECIATION OF RECORD PRICES[3]

**43.5%**
MEDIAN APPRECIATION OF REPEAT SALES[4]

Oil and pencil on canvas | 71 × 89 in. (96 × 129 cm.)

Park Seo-Bo is a contemporary Korean artist recognized internationally as a founding member of the Dansaekhwa monochrome movement, a postwar Korean art movement that draws from European and American abstraction as well as traditional Korean culture to create tactile, minimalist compositions.

Park Seo-Bo's Écriture series, or Myobop in Korean, is his most famous and commercially desirable series. As its title suggests, Écriture reflects on drawing and writing techniques as well as the more religious connotations of the word "scripture," specifically as it relates to ancient Buddhist scriptures in Korea. Park Seo-Bo began his Écriture series in 1967 and creates his paintings by repeatedly incising pencil lines into a freshly painted monochrome canvas. He is interested in the tensions and harmonies that arise between different materials on a canvas. The Artwork features twelve horizontal rows of undulating pencil markings. The pencil tip creates a subtle groove in the off-white painted background so the natural hemp canvas peeks through. Artworks from the Écriture series account for all ten of the artist's top ten price records at auction. Artworks similar in size and subject have achieved auction records surpassing one million dollars, led by Écriture No. 45-75 (1975), which sold for $1,212,500 at Sotheyby's New York on May 18, 2017, Ecriture No. 5-80 (1980), which sold for $1,162,178 at Sotheby's Hong Kong on March 31, 2018, and Ecriture No. 222-85 (1985), which sold for $1,093, 070 at Sotheby's Hong Kong on October 3, 2016. The Artwork previously sold at Seoul Auction for $989,430 on November 29, 2015.

Park Seo-Bo is represented internationally by Perrotin Gallery and White Cube. His work has been exhibited at many prestigious institutions around the world, including the Langen Foundation in Neuss (2020), Solomon R. Guggenheim Museum in New York (2019), Museum of Fine Art in Boston (2018), the Venice Biennale (1988 and 2015), Samsung Museum of Art in Seoul (2014),

**PARK'S AUCTION RECORDS ARE LED BY ECRITURE NO. 37-75-76 (1975/76), WHICH SOLD FOR $2,079,689 (HKD 16,320,000) AT SOTHEBY'S HONG KONG ON MARCH 31, 2018, FOLLOWED BY ECRITURE NO. 65-75 (WRITING NO. 65-75) (1975), WHICH SOLD FOR $1,212,600 (HKD 9,400,000) AT CHRISTIE'S HONG KONG ON NOVEMBER 28, 2015, AND ÉCRITURE NO.1~81, WHICH SOLD FOR $1,001,000 (KRW 1,100,000,000), EXCLUDING BUYER'S PREMIUM, AT SEOUL AUCTION ON SEPTEMBER 27, 2016.**

Portland Museum of Art (2010), Singapore Art Museum (2008), Tate Liverpool (1992), Brooklyn Museum (1981), and Expo '67 in Montreal (1967). His paintings are also represented in the permanent collections of the Dia Art Foundation in New York, the Museum of Modern Art in New York, the Art Institute of Chicago, and the Hirshhorn Museum and Sculpture Garden in Washington, D.C., among others. Park's auction records are led by Ecriture No. 37-75-76 (1975/76), which sold for $2,079,689 (HKD 16,320,000) at Sotheby's Hong Kong on March 31, 2018, followed by Ecriture No. 65-75 (Writing No. 65-75) (1975), which sold for $1,212,600 (HKD 9,400,000) at Christie's Hong Kong on November 28, 2015, and Écriture No.1~81, which sold for $1,001,000 (KRW 1,100,000,000), excluding buyer's premium, at Seoul Auction on September 27, 2016.

## AUCTION RESULTS FOR SIMILAR WORKS[2]


446292
247865
201964
47248
385223
583082
26738
164446
323949
131593
56267
383155
411601
17457
323571
133620
119232
5/24/2022
5/25/2022
5/26/2022
6/6/2022
6/21/2022
6/22/2022
6/28/2022
7/20/2022
7/26/2022
8/23/2022
8/23/2022
8/23/2022
8/24/2022
10/26/2022
11/23/2022
11/23/2022
11/29/2022
11/29/2022
11/29/2022
12/1/2022
12/21/2022
12/21/2022
2/22/2023
2/28/2023
2/28/2023
3/31/2023
4/25/2023
5/28/2023
5/30/2023

Park Seo-Bo (b. 1931, Yé-Cheon, South Korea) is a contemporary Korean artist recognized internationally as a founding member of the Dansaekhwa monochrome movement, a postwar Korean art movement that draws from European and American abstraction as well as traditional Korean culture to create tactile, minimalist compositions. Born with the name Jae Hong Park, the artist studied painting at Hongik University until 1954, when the Korean War forced him to leave right before his graduation. He became a fugitive and took the name Seo-Bo in 1955 to avoid the draft. In 1961, Park spent a formative year in Paris on a UNESCO scholarship, where he learned about Art Informel's focus on self-expression and materiality that directly informed his early 1960s series Primordialis. Upon his return, Park worked at the Federation of Artistic and Cultural Organization of Korea for a decade, eventually serving as its chairman. After he lost his reelection race, he decided to pursue art full-time. In 1967, Park began his most famous series titled Écriture, or Myobop in Korean, which reflects on drawing and writing techniques as well as the more religious connotations of the word "scripture," specifically as it relates to ancient Buddhist scriptures in Korea. His paintings highlight the different tensions and harmonies between materials, incorporating traditional Korean materials, like hanji paper made from mulberry bark, and layers of oil paint and pencil markings onto his canvases. Park held his first solo exhibition in 1962 at the National Central Library Gallery in Seoul and has since exhibited his work extensively in museums and galleries around the world. In 2000, Park received an honorary doctoral degree from his alma mater Hongik University, where he has also taught. He has been widely celebrated for his contributions to and support of Korean art and received the Silver Crown Cultural Medal in Korea in 2011 and the Art Society Asia Game Changer Award in 2018. As of July 25, 2023, Park Seo-Bo continues to live and work in Seoul, South Korea.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Park Seo-Bo with the following criteria: Horizontal Écriture paintings created between 1967 and 1987 that measure between 50 and 110 inches in size, excluding works with paper and works with horizontal pencil markings. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 18.8% CAGR implied from selected sales occurring from March 31, 2006 to May 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Park Seo-Bo have a record price compound annual growth rate ("CAGR") of 27.8% from March 31, 2006 to December 31, 2022. This calculation is based on (i) a record price of $28,000 on March 31, 2006, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,720,331, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Park Seo-Bo is 43.5%, which is based on 2 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Park Seo-Bo was March 31, 2006 and ending on the last date a repeat sale occurred for such artist, which in the case of Park Seo-Bo was July 9, 2020. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.